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                                                                                          EXHIBIT 11
                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share



                                                     12 Weeks Ended                    36 Weeks Ended
                                                     --------------                    --------------
                                                 9/5/98          9/4/99            9/5/98          9/4/99
                                                 ------          ------            ------          ------
Number of shares on which basic earnings
per share is based:
Average outstanding during period ....         55,000,000      155,000,000       55,000,000      117,301,633
Add - Incremental shares under stock
    compensation plans ...............                  -                -                -                -
                                               ----------      -----------       ----------      -----------
Number of shares in which diluted
  earnings per share is based ........         55,000,000      155,000,000       55,000,000      117,301,633

Net earnings applicable to common
   shareholders (millions) ...........         $       45      $        92       $       61      $       109

Net earnings on which diluted earnings
   per share is based (millions) .....         $       45      $        92       $       61      $       109

Basic earnings per share .............         $     0.81      $      0.59       $     1.11      $      0.93

Diluted earnings per share ...........         $     0.81      $      0.59       $     1.11      $      0.93

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